Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Media Relations
(800) 775-7290

Gates Resigns From Brinker International Board
After Being Named Secretary of Defense

DALLAS, Dec. 7, 2006 – Brinker International, Inc. (NYSE: EAT) announced the resignation of Robert Gates from its Board of Directors following U.S. Senate confirmation of his appointment as Secretary of Defense.

Gates had served on the board since 2003. He was a member of the company’s audit committee, as well as its governance and nominating committee.

“Dr. Gates has been an active and highly respected member of our Board of Directors, providing strong guidance and sound strategic advice to our organization,” said Doug Brooks, chairman and chief executive officer of Brinker International. “We wish him well as he helps lead our country in the critical role of Secretary of Defense.”

Brinker will commence an immediate search for Gates’ replacement on the board.

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies, serving more than 1 million guests daily. Founded in 1975 and based in Dallas, Texas, Brinker owns or franchises more than 1,600 restaurants in 24 countries and employs more than 100,000. Brinker restaurant brands include Chili’s Grill & Bar, Romano’s Macaroni Grill, On The Border Mexican Grill & Cantina and Maggiano’s Little Italy. The company was named one of FORTUNE Magazine’s Most Admired Companies in 2006 and was honored by the magazine as one of the Top 50 Employers for Minorities and the Top 50 Employers for Women. For more information visit http://www.brinker.com.

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